Exhibit 15.1

KPMG LLP

Chartered Professional Accountants

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Telephone (604) 691-3000 Fax (604) 691-3031 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors Mogo Inc.

We consent to the incorporation by reference in the registration statement (No. 333225733) on Form S-8 and registration statement (No. 333-254791) on Form F-10 of Mogo Inc. of our report dated March 23, 2023, on the consolidated financial statements of Mogo Inc., which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes, which report appears in the Annual Report on Form 20-F of Mogo Inc. for the fiscal year ended December 31, 2022.

Chartered Professional Accountants

March 23, 2023

Vancouver, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.